UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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CSP INC.
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On February 6, 2013, CSP Inc. disseminated the following letter to its stockholders:

February 5, 2013
Dear Fellow CSP Stockholder:

We feel obliged to provide you with supplemental information, in response to a letter from Samuel Kidston, of North & Webster Opportunities Fund, which contained criticisms of business acquisitions CSP made years ago, as far back as the year 2000.

Please first be aware that the current proxy contest against your Company is being led by Mr. Kidston, who previously threatened proxy fights against at least two small public companies, and now acts as Chairman of the Board at three such companies. Here are some salient facts about Mr. Kidston’s history with these companies (all of the information cited below is from publicly available SEC filings or in press releases of the companies involved):

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Mr. Kidston’s most recent threatened proxy fight led to a settlement agreement dated as of June 30, 2010, under which he was appointed, in January of 2011, to the Board of Ezenia! Inc., a communications software development company. Mr. Kidston became Chairman of the Board of Ezenia! on June 9, 2011. On September 29, 2011, Ezenia! filed to deregister its common stock with the SEC. On September 30, 2011, Ezenia! filed for Chapter 11 bankruptcy.

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In April of 2009, Mr. Kidston was appointed to the Board of Sport-Haley Holdings, Inc., a golf apparel distributor. On June 8, 2009, this company voluntarily delisted from NASDAQ and filed to deregister its common stock with the SEC. Sport-Haley’s stock now trades on the “pink sheets.” Mr. Kidston has been serving as Chairman of the Board since January of 2010 and Interim CEO of Sport-Haley since October of 2011.

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In December of 2008, Mr. Kidston and J.K. Hage III were appointed to the Board of SED International Holdings, Inc., a supply chain management services company. At that same time, as part of a settlement agreement dated December 18, 2008 intended to avoid a proxy contest, Mr. Kidston and certain related persons and entities received a $112,500 payment from SED as reimbursement for expenses. As a director, Mr. Kidston received compensation worth $160,000 during SED’s Fiscal 2012 year. Last August, Mr. Kidston was appointed Executive Chairman of SED, under new compensation arrangements that have yet to be publicly disclosed.

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Also separately enclosed is letter from an SED shareholder group, Gad Partners Funds LP and Paragon Technologies, which is critical of Samuel Kidston’s compensation during his four years as an SED director. Among other things, the Gad group contends that the SED Board’s compensation has been excessive, during a time when the stock price performance of SED shares has been dismal in the group’s view. The principal of the Gad group has no business or financial affiliations of any kind with CSP, and contacted CSP on his own initiative.

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Your Company’s new management is committed to CSP’s continued improvement in financial performance, and the creation of sustainable long-term value for CSP stockholders. We feel there is good reason to be optimistic about CSP’s future growth prospects:

•	CSP’s new President and Chief Executive Officer, Victor Dellovo, who was just promoted last August, has overseen the growth of your Company’s Service and Systems Integration business segment (SSI).

•	SSI has been your Company’s primary growth business since its acquisition in 2003.

•	For Fiscal 2012, SSI’s gross operating profit was more than 800% higher than it was in the first year after its acquisition.

•	For Fiscal 2012, SSI’s revenues were $ 73.7 million, with a gross operating profit of $1.7 million.

-	During Fiscal 2013, your management is implementing a new strategy, to leverage upon SSI’s historical growth, by pursuing cross-selling opportunities with our Systems multiComputers business.

WE URGE YOU TO PROTECT YOUR INVESTMENT IN CSP!

PLEASE COMPLETELY DISREGARD ANY PROXY MATERIALS
YOU RECEIVED FROM NORTH & WEBSTER OR SAMUEL KIDSTON.

PLEASE KNOW THAT YOUR VOTE IS EXTREMELY IMPORTANT,
NO MATTER HOW FEW SHARES OF CSP YOU OWN.

CSP’S ANNUAL MEETING IS SCHEDULED FOR TUESDAY, FEBRUARY 12th.
THE TIME IS EXTREMELY SHORT.
PLEASE VOTE YOUR CSP SHARES BY TELEPHONE OR INTERNET TODAY.
PROXY VOTING INSTRUCTIONS ARE INCLUDED WITH THIS LETTER.
For your further convenience, if you have any questions or need any assistance with voting your shares, please contact The Proxy Advisory Group, LLC, who is assisting your Company in this matter.

For Proxy Voting Assistance, you may call toll-free at (888) 337-7799 or (888) 33-PROXY.

Your new CEO and his management team are committed to CSP’s continued improvement in financial performance, and the creation of sustainable long-term value for CSP stockholders.
We are optimistic about CSP’s future. Thank you very much for your support.
Sincerely,                    Sincerely,
/s/ Victor Dellovo                /s/ C. Shelton James
Chief Executive Officer                Chairman of the Board
CSP INC.                    CSP INC.

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January 31, 2013

Board of Directors
SED International, Inc.
3605 Newpoint Place, Suite 450
Lawrenceville, GA 30043

Re:	Request to Review and Reduce Excessive Board Compensation

Gentlemen:

Gad Partners Fund, LP and Paragon Technologies—together the Company’s largest shareholder—are writing this letter to express deep concerns over what we believe is an excessive level of Board compensation over the past four years. We hereby request that the Board and its Compensation Committee immediately address this matter.

Beginning with the Company’s 2009 fiscal year (the first fiscal year that current directors joined the Board), total cash and equity compensation granted to the SED Board, based on the Company’s SEC filings, was as follows:

Total Director Compensation for fiscal 2009:	$518,758
Total Director Compensation for fiscal 2010:	$734,000
Total Director Compensation for fiscal 2011:	$636,500
Total Director Compensation for fiscal 2012:	$550,000
Total Director Compensation for 2009 - 2012:	$2,439,258

There are several things that we believe are disturbing about these numbers. First, in fiscal 2009 the Board consisted of seven members—three legacy members and the four current members. For fiscal year 2012, the Board consisted of only four directors. Yet despite the reduction in Board membership from seven directors to four directors, total Board compensation actually increased.

Secondly—and the most concerning point that other shareholders have raised with us—is the financial performance of the Company as it relates to director compensation over the same four fiscal years:

SED Net Income, fiscal 2009:	$(1.1 million)
SED Net Income, fiscal 2010:	$0.3 million
SED Net Income, fiscal 2011:	$3.1 million
SED Net Income, fiscal 2012:	$1.4 million

SED Net Income, 2009 – 2012:	$3.7 million
SED Board Compensation, 2009 – 2012:	$2.4 million

Since the current Board assumed control of SED in fiscal 2009, total aggregate Board compensation is equivalent to 65% of SED’s net profits. Since SED’s fiscal 2011 net income was reported to have been boosted by disk drive shortage due to the flooding in Thailand, Board compensation may have been closer to 90% to 100% of aggregate “normalized” earnings over the past four fiscal years.

In the 2012 Annual Report, the Letter to Shareholders states that “Book value per share, the best proxy for shareholder value, ended the year at $4.90 per share, an increase of 5%, a result of retained earnings and a reduced shareholder count.”

Putting aside whether book value per share is in fact the “best proxy for shareholder value” for a distribution business like SED, book value per share at the end of fiscal 2009 stood at $4.68 compared with $4.90 per share at the end of fiscal 2012. This represents a cumulative increase of only 5% over four years, or an annualized increase of just over 1% per annum. Based on the Board’s self-selected “best proxy for shareholder value,” the Board has failed to deliver over the past four years.

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A company’s retained earnings factor into a company’s book value per share. If 50% of SED’s aggregate Board compensation, or $1.2 million, over the past four fiscal years had been retained for shareholders—the owners of the company—that retention would have added approximately 25 cents of net worth per share of SED stock. Based on this record, we believe that shareholders can only assume that the Board is putting its interests ahead of SED owners.

We believe the Board’s compensation is made even more egregious considering the dismal performance of SED shares since the present Board assumed control of SED. Between January 2009 and October 31, 2012—the day we first begin investing in the Company—SED shares have advanced by approximately 26%. In comparison, fellow micro-cap distributor Navarre (Nasdaq: NAVR), has advanced by nearly 300% over that same period of time. The S&P 500 and Nasdaq, have both advanced by approximately 50% and 90%, respectively. The Russell Microcap Index, as measured by the performance of the iShares Russell Microcap Index (IWC), has advanced by over 50% during that time.

As a point of reference, we note that in 2012, Navarre Corp., a $60 million company, average director compensation was approximately $50,000. At SED, a $12 million company, the average director compensation in fiscal 2012 was in excess of $100,000, with $160,000 going to the Chairman.

At the 2012 annual meeting of shareholders, a shareholder asked the Board to explain and justify the current level of Board compensation. Mr. Kidston’s response was that “the Board had visited the Board comp issue two years prior, looked to the National Association of Corporate Directors (NACD), and that the Board compensation was below the NACD median.”

Frankly, we believe it is a snub to good corporate governance and responsible pay practices that the Board would review its compensation so infrequently, would rely on only one source to justify its compensation, and would use the NACD as its one source. The NACD is an organization comprised of dues-paying corporate Board members and as such we believe promotes the interests and welfare of corporate boards, not shareholders. NACD board compensation surveys focus primarily on companies in the Fortune 100 and Fortune 1000. SED, a company with a market capitalization of approximately $12 million, should not be basing its compensation on the levels prevailing at multi-billion dollar organizations.

In addition, the Board’s decision to grant its Executive Chairman total compensation of $160,000 in fiscal 2012 and an additional 100,000 options at a strike price of $2.15 is also disturbing to us, especially in light of the $1.8 million of shareholder funds used to repurchase 481,925 shares at an average price of $3.79 at roughly the same time. Not only do we believe this compensation is excessive, it is not clear to us what “executive” functions Mr. Kidston is performing for the Company. We believe the shareholders are entitled to an explanation.

As the Company’s largest shareholder, we request that the Board take the following immediate actions:

1.	Board compensation be amended to an annual cash retainer of $50,000 per non-employee director.

2.	Recoup prior excessive Board compensation, either by voluntary disgorgement or through offsets against future Board compensation.

3.	Eliminate any further equity grants to directors.

4.	Review and explain whether compensation higher than for the other directors is warranted for an “Executive” Chairman, in light of the functions actually performed by the Chairman.

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We are happy to add specific input to the above four conditions if so requested. But SED shareholders can no longer tolerate this blatant disregard for the Company’s assets.

The Board has a fiduciary obligation to work on behalf of all SED shareholders. As such, the Board should address and modify what we believe is excessive Board compensation immediately.

Sincerely,
Gad Partners Funds, LP
and Paragon Technologies

/s/ Sham M. Gad
Sham M. Gad

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